UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2020 or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number: 333-156357

COMMONWEALTH INCOME & GROWTH FUND VII, LP
(Exact name of registrant as specified in its charter)

Pennsylvania	26-3733264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4532 US Highway 19
Suite 200
New Port Richey, FL 34652
(Address, including zip code, of principal executive offices)

 (877) 654-1500
 (Registrant’s telephone number including area code)

Indicate by check mark whether the registrant (i) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (ii) has been subject to such filing requirements for the past 90 days: YES ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "accelerated filer, “large accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company.)	Emerging growth company ☐

Indicate by check mark whether the registrant is an emerging growth company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

FORM 10-Q
MARCH 31, 2020

Part I. FINANCIAL INFORMATION
Item 1. Financial Statements

Commonwealth Income & Growth Fund VII
Condensed Balance Sheets

	March 31,	December 31,
	2020	2019
	(unaudited)
ASSETS
Cash and cash equivalents	$466,207	$540,798
Lease income receivable, net of reserve of approximately $58,000 and $98,000 at March 31, 2020 and December 31, 2019, respectively	337,724	294,915
Accounts receivable, Commonwealth Capital Corp, net	602,074	688,248
Other receivables, net of reserve of approximately $246,000 at March 31, 2020 and December 31, 2019, respectively	64,608	64,608
Receivable from COF 2	-	4,080
Prepaid expenses	8,739	12,618
	1,479,352	1,605,267

Net investment in finance leases	54,220	56,759

Investment in COF 2	703,669	585,594

Equipment, at cost	15,440,676	15,870,751
Accumulated depreciation	(13,552,414)	(13,556,070)
	1,888,262	2,314,681

Equipment acquisition costs and deferred expenses, net of accumulated amortization of approximately $175,000 and $173,000 at March 31, 2020 and December 31, 2019, respectively	59,917	78,288
	59,917	78,288
Total Assets	$4,185,420	$4,640,589

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Accounts payable	$179,840	$166,428
Accounts payable, CIGF, Inc.	142,641	267,464
Other accrued expenses	15,045	235
Unearned lease income	25,443	63,952
Notes payable	1,027,515	1,334,116
Total Liabilities	1,390,484	1,832,195

COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL

General Partner	1,050	1,050
Limited Partners	2,793,886	2,807,344
Total Partners' Capital	2,794,936	2,808,394
Total Liabilities and Partners' Capital	$4,185,420	$4,640,589

see accompanying notes to condensed financial statements

Commonwealth Income & Growth Fund VII
Condensed Statements of Operations
(unaudited)
	Three Months Ended March 31,
	2020	2019
Revenue
Lease	$497,596	$523,209
Interest and other	576	168
Sales and property taxes	20,905	-
Gain on sale of equipment	57,853	8,379
Total revenue and gain on sale of equipment	576,930	531,756

Expenses
Operating, excluding depreciation and amortization	236,336	229,037
Equipment management fee, General Partner	24,880	26,185
Interest	17,622	35,502
Depreciation	345,652	375,843
Amortization of equipment acquisition costs and deferred expenses	18,372	21,764
Sales and property taxes	20,905	-
Bad debt expense	15,956	-
Total expenses	679,723	688,331

Other gain (loss)
Gain/(Loss) in investment from COF 2	118,075	(40,408)
Total other loss	118,075	(40,408)

Net income (loss)	$15,282	$(196,983)

Net income (loss) allocated to Limited Partners	$15,282	$(197,754)

Net income (loss) per equivalent Limited Partnership unit	$0.01	$(0.13)
Weighted average number of equivalent limited
partnership units outstanding during the year	1,541,957	1,542,698
see accompanying notes to condensed financial statements

Commonwealth Income & Growth Fund VII
Condensed Statement of Partners' Capital
For the three months ended March 31, 2020 and 2019
(unaudited)

	General	Limited
	Partner	Partner	General	Limited
	Units	Units	Partner	Partners	Total
Balance, January 1, 2020	50	1,542,106	$1,050	$2,807,344	$2,808,394
Net income (loss)	-	-	-	15,282	15,282
Distributions	-	-	-	-	-
Redemptions	-	(3,871)	-	(28,740)	(28,740)
Balance, March 31, 2020	50	1,538,235	$1,050	$2,793,886	$2,794,936

	General	Limited
	Partner	Partner	General	Limited
	Units	Units	Partner	Partners	Total
Balance, January 1, 2019	50	1,542,940	$1,050	$3,823,611	$3,824,661
Net income (loss)	-	-	771	(197,754)	(196,983)
Distributions	-	-	(771)	(76,379)	(77,150)
Redemptions	-	(834)	-	(6,576)	(6,576)
Balance, March 31, 2019	50	1,542,106	$1,050	$3,542,902	$3,543,952

see accompanying notes to condensed financial statements

Commonwealth Income & Growth Fund VII
Condensed Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2020	2019

Net cash (used in) operating activities	$(188,550)	$(302,057)

Cash flows from investing activities
Net proceeds from the sale of equipment	138,619	16,577
Distributions from Investment in COF2	4,080	8,159
Net cash provided by investing activities	142,699	24,736

Cash flows from financing activities
Redemptions	(28,740)	(6,576)
Distributions to partners	-	(154,343)
Net cash used in financing activities	(28,740)	(160,919)

Net decrease in cash and cash equivalents	(74,591)	(438,240)

Cash and cash equivalents beginning of period	540,798	853,115

Cash and cash equivalents end of period	$466,207	$414,875

see accompanying notes to condensed financial statements

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Business

Commonwealth Income & Growth Fund VII, LP (the “Partnership”) is a limited partnership organized in the Commonwealth of Pennsylvania on November 14, 2008. The Partnership offered for sale up to 2,500,000 units of limited partnership interest at the purchase price of $20 per unit (the “offering”). The Partnership reached the minimum amount in escrow and commenced operations on March 31, 2010. The offering terminated on November 22, 2011 with 1,572,900 units sold for a total of approximately $31,432,000 in limited partner contributions.

The Partnership uses the proceeds of the offering to acquire, own and lease various types of computer information technology equipment and other similar capital equipment, which is leased primarily to U.S. corporations and institutions. Commonwealth Capital Corp. (“CCC”), on behalf of the Partnership and other affiliated partnerships, acquires computer equipment subject to associated debt obligations and lease agreements and allocates a participation in the cost, debt and lease revenue to the various partnerships based on certain risk factors.

The Partnership’s general partner is Commonwealth Income & Growth Fund, Inc. (the “General Partner”), a Pennsylvania corporation which is an indirect wholly-owned subsidiary of CCC. CCC is a member of the Institute for Portfolio Alternatives (“IPA”) and the Equipment Leasing and Finance Association (“ELFA”). Approximately ten years after the commencement of operations, the Partnership intends to sell or otherwise dispose of all of its equipment, make final distributions to partners, and to dissolve. Unless sooner terminated or extended pursuant to the terms of its Limited Partnership Agreement (the “Agreement”), the Partnership will continue until December 31, 2021.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Financial information as of December 31, 2019 has been derived from the audited financial statements of the Partnership, but does not include all disclosures required by generally accepted accounting principles to be included in audited financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods indicated, have been included. Operating results for the three months ended March 31, 2020 are not necessarily indicative of financial results that may be expected for the full year ended December 31, 2020.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.  Distributions from Investment in COF2 were reclassified from operating activities to investing activities in the Condensed Statements of Cash Flows.
These reclassifications had no effect on the previously reported net loss.

Equity Method Investment

The Partnership accounts for its investment in COF2 under the equity method in accordance with Accounting Standards Codification (“ASC”) 323.  Under the equity method, the Partnership records its proportionate share of the Fund’s net income (loss).  Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of distributions and allocation formulas, if any, as described in such governing documents.

Disclosure of Fair Value of Financial Instruments

Estimated fair value was determined by management using available market information and appropriate valuation methodologies. However, judgment was necessary to interpret market data and develop estimated fair value. Cash and cash equivalents, receivables, accounts payable and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair values as of March 31, 2020 and December 31, 2019 due to the short term nature of these financial instruments.

The Partnership’s long-term debt consists of notes payable, which are secured by specific equipment and are nonrecourse liabilities of the Partnership. The estimated fair value of this debt at March 31, 2020 and December 31, 2019 approximates the carrying value of these instruments, due to the interest rates on the debt approximating current market interest rates. The Partnership classifies the fair value of its notes payable within Level 2 of the valuation hierarchy based on the observable inputs used to estimate fair value.

Cash and cash equivalents

We consider cash equivalents to be highly liquid investments with the original maturity dates of 90 days or less.

At March 31, 2020, cash and cash equivalents was held in one bank account maintained at one financial institution with an aggregate balance of approximately $471,000. Bank accounts are federally insured up to $250,000 by the FDIC. At March 31, 2020, the total cash bank balance was as follows:

At March 31, 2020	Balance
Total bank balance	$471,000
FDIC insured	(250,000)
Uninsured amount	$221,000

The Partnership believes it mitigates the risk of holding uninsured deposits by only depositing funds with major financial institutions. The Partnership has not experienced any losses in our accounts, and believes it is not exposed to any significant credit risk. The amount in its accounts will fluctuate throughout 2020 due to many factors, including cash receipts, equipment acquisitions, interest rates and distributions to limited partners.

Recent Accounting Pronouncements Not Yet Adopted

FASB issued a new guidance, Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as clarified and amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses and ASU 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief. The new guidance is effective for fiscal years, within those fiscal years, beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The new guidance requires an allowance for credit losses based on the expectation of lifetime credit losses on financial receivables carried at amortized cost, including, but not limited to, mortgage loans, premium receivables, reinsurance receivables and certain leases. The new current expected credit loss (“CECL”) impairment model for financial assets reported at amortized cost will be applicable to receivables associated with sales-type and direct financing leases but not to operating lease receivables.

The FASB developed the guidance in response to concerns that credit losses were identified and recorded “too little, too late” in the period leading up to the global financial crisis of 2008. More recently, the impact of the COVID -19 pandemic may bring new challenges to identifying credit losses. While the new standard is expected to have a significant effect on entities in the financial services industry, particularly banks and others with lending operations, the guidance affects all entities in all industries and applies to a wide variety of financial instruments, including trade receivables.

ASC 326-20’s CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument that considers forecasts of future economic conditions in addition to information about past events and current conditions. The standard provides entities with significant flexibility in how to pool financial assets with similar risk characteristics, determine the contractual term and obtain and adjust the relevant historical loss information that serves as the starting point for developing the estimate of expected lifetime credit losses.

The Financial reporting developments (“FRD”) addresses the new guidance on the following topics:

● The current expected credit loss (CECL) impairment model (ASC 326-20) for financial assets measured at amortized cost, including net investments (i.e. for sales-type lease, the lease receivable and the unguaranteed residual asset; for direct finance lease, the lease receivable and the unguaranteed residual asset less any deferred selling profit).
● The available-for-sale (AFS) debt security impairment model (ASC 326-30)
● The initial recognition of what are called purchased financial assets with evidence of credit deterioration or purchased credit-deteriorated (PCD) assets
● The accounting for beneficial interests in securitized financial assets in the scope of ASC 325-40, Investments — Other — Beneficial Interests in Securitized Financial Assets

On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition, as well as private companies and not-for-profit entities. The Partnership continues to evaluate the impact of the new guidance on its condensed financial statements.

In January 2020, The FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force). This ASU clarifies that the observable price changes in orderly transactions that should be considered when applying the measurement alternative in accordance with ASC 321 include transactions that require it to either apply or discontinue the equity method of accounting under ASC 323. For example, as it relates to investments for which the measurement alternative is elected, if an observable price change in an orderly transaction for the identical investment or similar security of the same issuer results in a change in ownership that causes the investor to either newly apply or discontinue the equity method, the carrying amount of the security accounted for under the measurement alternative should be adjusted to its fair value immediately before applying or upon discontinuing the equity method.

ASU 2020-01 also addresses questions about how to apply the guidance in Topic 815, “Derivatives and Hedging,” for certain forward contracts and purchased options to purchase securities that, upon settlement or exercise, would be accounted for under the equity method of accounting. The ASU clarifies that, for the purpose of applying ASC 815-10-15-141(a), an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, the underlying securities would be accounted for under the equity method in ASC 323 or the fair value option in accordance with the financial instruments guidance in Topic 825, “Financial Instruments.” An entity also should evaluate the remaining characteristics in ASC 815-10-15-141 to determine the accounting for those forward contracts and purchased options.

For public business entities, ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, ASU 2020-01 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period, (a) for public business entities for periods for which financial statements have not yet been issued and (b) for all other entities for periods for which financial statements have not yet been made available for issuance. The Partnership continues to evaluate the impact of the new guidance on its condensed financial statements.

3. Information Technology, Medical Technology, Telecommunications Technology, Inventory Management and Other Business-Essential Capital Equipment (“Equipment”)

The Partnership is the lessor of equipment under operating leases with periods that generally will range from 12 to 48 months. In general, associated costs such as repairs and maintenance, insurance and property taxes are paid by the lessee.

CCC, on behalf of the Partnership and on behalf of other affiliated companies and partnerships (“partnerships”), acquires equipment subject to associated debt obligations and lease agreements and allocates a participation in the cost, debt and lease revenue to the various companies based on certain risk factors.

The Partnership’s share of the cost of the equipment in which it participates with other partnerships at March 31, 2020 was approximately $9,992,000 and is included in the Partnership’s equipment on its balance sheet. The Partnership’s share of the outstanding debt associated with this equipment at March 31, 2020 was approximately $826,000 and is included in the Partnership’s notes payable on its balance sheet. The total cost of the equipment shared by the Partnership with other partnerships at March 31, 2020 was approximately $22,696,000. The total outstanding debt related to the equipment shared by the Partnership at March 31, 2020 was approximately $1,773,000.

The Partnership’s share of the cost of the equipment in which it participates with other partnerships at December 31, 2019 was approximately $10,030,000 and is included in the Partnership’s equipment on its balance sheet. The Partnership’s share of the outstanding debt associated with this equipment at December 31, 2019 was approximately $1,021,000 and is included in the Partnership’s notes payable on its balance sheet. The total cost of the equipment shared by the Partnership with other partnerships at December 31, 2019 was approximately $22,760,000. The total outstanding debt related to the equipment shared by the Partnership at December 31, 2019 was approximately $2,202,000.

As the Partnership and the other programs managed by the General Partner increase their overall portfolio size, opportunities for shared participation are expected to continue. Sharing in the acquisition of a lease portfolio gives the fund an opportunity to acquire additional assets and revenue streams, while allowing the fund to remain diversified and reducing its overall risk with respect to one portfolio. As additional investment opportunities arise during 2020, the Partnership expects total shared equipment and related debt to trend higher as the Partnership builds its portfolio.

The following is a schedule of approximate future minimum rentals on non-cancellable operating leases:

Periods Ended December 31,	Amount
Nine months ended December 31, 2020	$886,000
Year Ended December 31, 2021	301,000
$1,187,000

Finance Leases:

The following lists the components of the net investment in finance leases:

At March 31,	March 31, 2020	December 31, 2019
Carrying value of lease receivable	$50,000	$52,000
Estimated residual value of leased equipment (unguaranteed)	2,000	2,000
Initial direct costs finance leases	2,000	3,000
Net investment in finance leases	$54,000	$57,000

We assess credit risk for all of our customers, including those that lease under finance leases. This credit risk is assessed using an internally developed model which incorporates credit scores from third party providers and our own customer risk ratings and is periodically reviewed. Our internal ratings are weighted based on the industry that the customer operates in. When assessing risk, factors taken into consideration include both general and industry specific qualitative and quantitative metrics. We separately take in to consideration payment history, open lawsuits, liens and judgments. Typically, we will not extend credit to a company that has been in business for less than 5 years or that has filed for bankruptcy within the same period. Our internally based model may classify a company as high risk based on our analysis of their audited financial statements and their payment history. Additional considerations of high risk may include history of late payments, open lawsuits and liens or judgments. In an effort to mitigate risk, we typically require deposits from those in this category.

A reserve for credit losses is deemed necessary when payment has not been received for one or more months of receivables due on the equipment held under finance leases. At the end of each period, management evaluates the open receivables due on this equipment and determines the need for a reserve based on payment history and any current factors that would have an impact on payments.

The following table presents the credit risk profile, by creditworthiness category, of our finance lease receivables at March 31, 2020:

Risk Level	Percent of Total
Low	-%
Moderate-Low	-%
Moderate	-%
Moderate-High	100%
High	-%
Net finance lease receivable	100%

As of March 31, 2020 and December 31, 2019, we determined that we did not have a need for an allowance for uncollectible accounts associated with any of our finance leases, as the customer payment histories with us, associated with these leases, has been positive.

CCC, on behalf of the Partnership and on behalf of other affiliated companies and partnerships (“partnerships”), acquires equipment subject to associated debt obligations and lease agreements and allocates a participation in the cost, debt and lease revenue to the various companies based on certain risk factors.

The following is a schedule of future minimum rentals on non-cancelable finance leases at March 31, 2020:

Years Ended December 31,	Amount
Nine months ended December 31, 2020	$103,000
2021	$138,000
2022	$138,000
2023	$43,000
2024	$11,000
Total	$ 433,000

4. Investment in COF 2

On August 13, 2015, the Partnership purchased 1,648 units for $1,500,000, of Commonwealth Opportunity Fund 2 (“COF 2”), an affiliate fund of the General Partner. In accordance with the Partnership Agreement, the Partnership is permitted to invest in equipment Programs formed by the General Partner or its affiliates. COF 2 is an affiliate program that broke escrow on August 13, 2015. The General Partner believes this action is in the best interests of all the Programs. The Partnership accounts for its investment in COF 2 under the equity method in accordance with ASC 323. The Partnership’s net investment in COF 2 at March 31, 2020 and December 31, 2019 was approximately $704,000 and $586,000, respectively (see COF 2 Financial Summary below). During the three months ended March 31, 2020, COF 2 did not declare any first quarter distribution to the Partnership.

	March 31,	December 31,
COF 2 Summarized Financial Information	2020	2019
Assets	$2,286,000	$2,114,000
Liabilities	$285,000	$459,000
Partners' capital	$2,001,000	$1,655,000
Revenue	$759,000	$1,078,000
Expenses	$413,000	$1,617,000
Net income (loss)	$346,000	$(539,000)

5. Related Party Transactions

Receivables/Payables

As of March 31, 2020 and December 31, 2019, the Partnership’s related party receivables and payables are short term, unsecured, and non-interest bearing.

Three months ended March 31,	2019	2018

Reimbursable Expenses
The General Partner and its affiliates are entitled to reimbursement by the Partnership for the cost of goods, supplies or services obtained and used by the General Partner in connection with the administration and operation of the Partnership from third parties unaffiliated with the General Partner. In addition, the General Partner and its affiliates are entitled to reimbursement of certain expenses incurred by the General Partner and its affiliates in connection with the administration and operation of the Partnership. For the three months ended March 31, 2020 and 2019, the Partnership was charged approximately $102,000 and $111,000 in Other LP expense, respectively.
	$211,000	$194,000

Equipment management fee
We pay our general partner a monthly fee equal to the lesser of (a) the fees which would be charged by an independent third party in the same geographic market for similar services and equipment or (b) the sum of (i) two percent of gross lease revenues attributable to equipment subject to full payout net leases which contain net lease provisions and (ii) five percent of the gross lease revenues attributable to equipment subject to operating leases. Our general partner, based on its experience in the equipment leasing industry and current dealings with others in the industry, will use its business judgment to determine if a given fee is competitive, reasonable and customary. The amount of the fee will depend upon the amount of equipment we manage, which in turn will depend upon the amount we raise in this offering. Reductions in market rates for similar services would also reduce the amount of this fee we will receive.
	$25,000	$26,000

Equipment liquidation fee
Also referred to as a "resale fee." With respect to each item of equipment sold by the general partner, we will pay a fee equal to the lesser of (i) 50% of the competitive equipment sale commission or (ii) three percent of the sales price of the equipment. The payment of this fee is subordinated to the receipt by the limited partners of (i) a return of their capital contributions and a 10% per annum cumulative return, compounded daily, on adjusted capital contributions and (ii) the net disposition proceeds from such sale in accordance with the partnership agreement. Our general partner, based on its experience in the equipment leasing industry and current dealings with others in the industry, uses its business judgment to determine if a given sales commission is competitive, reasonable and customary. Such fee will be reduced to the extent any liquidation or resale fees are paid to unaffiliated parties. The amount of such fees will depend upon the sale price of equipment sold. Sale prices will vary depending upon the type, age and condition of equipment sold. The shorter the terms of our leases, the more often we may sell equipment, which will increase liquidation fees we receive.
	$5,000	$500

6. Notes Payable

Notes payable consisted of the following approximate amounts:
	March 31, 2020	December 31, 2019
Installment note payable to bank; interest at 5.49% due in monthly installments of $4,177, including interest, with final payment in January 2020	-	4,000
Installment note payable to bank; interest at 5.93% due in monthly installments of $3,324, including interest, with final payment in February 2020	-	7,000
Installment note payable to bank; interest at 5.25% due in quarterly installments of $25,557, including interest, with final payment in April 2020	25,000	50,000
Installment note payable to bank; interest at 4.37% due in monthly installments of $16,273, including interest, with final payment in April 2020	16,000	32,000
Installment note payable to bank; interest at 4.88% due in monthly installments of $1,363, including interest, with final payment in May 2020	3,000	7,000
Installment note payable to bank; interest at 5.62% due in quarterly installments of $2,897, including interest, with final payment in July 2020	6,000	8,000
Installment note payable to bank; interest at 4.55% due in monthly installments ranging from $1,723 to $14,777, including interest, with final payment in August 2020	82,000	130,000
Installment note payable to bank; interest at 5.66% due in quarterly installments of $29,292, including interest, with final payment in October 2020	85,000	113,000
Installment note payable to bank; interest at 5.31% due in monthly installments of $52,336, including interest, with final payment in January 2021	203,000	252,000
Installment note payable to bank; interest at 6.00% due in quarterly installments of $74,533, including interest, with final payment in January 2021	287,000	356,000
Installment notes payable to bank; interest at 5.33% due in monthly installments ranging from $4,312 to $15,329, including interest, with final payment in August 2021	321,000	375,000
	$1,028,000	$1,334,000

The notes are secured by specific equipment with a carrying value of approximately $1,791,000 and are nonrecourse liabilities of the Partnership. As such, the notes do not contain any financial debt covenants with which we must comply on either an annual or quarterly basis. Aggregate approximate maturities of notes payable for each of the periods subsequent to March 31, 2020 are as follows:

Amount
Nine months ended December 31, 2020	$749,000
Year ended December 31, 2021	279,000
$1,028,000

7. Supplemental Cash Flow Information

No interest or principal on notes payable was paid by the Partnership during 2020 and 2019 because direct payment was made by lessee to the bank in lieu of collection of lease income and payment of interest and principal by the Partnership.

Other noncash activities included in the determination of net loss are as follows:

Three months ended March 31,	2020	2019
Lease revenue net of interest expense on notes payable realized as a result of direct payment of principal by lessee to bank	$307,000	$355,000

Noncash investing and financing activities include the following:

Three months ended March 31,	2020	2019
Accrual for redemptions to partners paid in April 2020 (included in other accrued expenses)	$4,000	$-

During the three months ended March 31, 2020 and 2019, the Partnership wrote-off fully amortized acquisition and finance fees of approximately $17,000 and $2,000, respectively.

8. Commitments and Contingencies

Medshare

In January 2015, CCC, on behalf of the Funds, entered into a Purchase Agreement (“Purchase Agreement”) for the sale of the equipment to Medshare Technologies (“Medshare”) for approximately $3,400,000.  The Partnership’s share of the sale proceeds was approximately $1,033,000.  As of May 15, 2020, the Partnership had received approximately $728,000 of the approximate $1,033,000 sale proceeds and has recorded a reserve of $246,000 against the outstanding receivables.  On April 3, 2015 Medshare was obligated to make payment in full and failed to do so.  As a result, Medshare defaulted on its purchase agreement with CCC and was issued a demand letter for full payment of the equipment.  On June 25, 2015, Medshare filed a lawsuit in Texas state court for breach of contract (“State Suit”).  On June 26, 2015, Commonwealth filed a lawsuit in the Northern District of Texas against Medshare seeking payment in full and/or return of the Equipment and damages.

In July 2016, CCC, on behalf of the Funds, entered into a $1,400,000 binding Settlement Agreement (“Settlement Agreement”) with Medshare and its principal owner, Chris Cleary (collectively referred to as “Defendants”), who are held jointly and severally liable for the entire settlement.  On August 2, 2016, the Defendants made payment to CCC of an initial $200,000 to be followed by 24 structured monthly payments of approximately $50,000 per month to begin no later than September 15, 2016.  The Partnership’s share of the Settlement Agreement is approximately $453,000 and is to be applied against the net Medshare receivable of approximately $350,000 as of the settlement date. The remaining $103,000 will be applied against the $246,000 reserve and recorded as a bad debt recovery.  As of May 15, 2020, the Partnership received approximately $182,000 of the approximate $453,000 settlement agreement which was applied against the net Medshare receivable of approximately $350,000 as of the settlement date.  As Defendant defaulted on settlement agreement, CCC sought and obtained consent judgment from U.S. District Court for Northern District of Texas, Dallas Division on July 27, 2017 in the amount of $1.5 million, less $450,000 previously paid plus $6,757 in attorney fees, both the Defendant and Cleary being jointly and severally liable for the judgment amount.  The court also vacated the September 21, 2016 settlement dismissal.

On July 27, 2017 Defendant filed Chapter 11 in Northern District of Texas Dallas Division.  On July 26, 2017 Legacy Texas Bank, a secured creditor of the Defendant filed for a TRO in the U.S. District Court of the Northern District of Texas, Dallas Division.  Included with the TRO filing was a request for appointment of trustee for operation of Defendant, which was granted and the case converted to Chapter 7. On December 18, 2018 the Bankruptcy Court entered final order and issued its last payment to CCC in March 2019 of approximately $43,000, of which the Partnership’s share was approximately $14,000.  The Medshare Bankruptcy matter is now closed. Although the trustee’s final distribution to Commonwealth did not fully satisfy the judgment, recovery may still be pursued directly against Cleary. As such, management believes that the foregoing will not result in any adverse financial impact on the Funds, but no assurance can be provided until the proceedings are resolved.

FINRA

On May 3, 2013, the FINRA Department of Enforcement filed a complaint naming Commonwealth Capital Securities Corp. (“CCSC”) and the owner of the firm, Kimberly Springsteen-Abbott, as respondents; however on October 22, 2013, FINRA filed an amended complaint that dropped the allegations against CCSC and reduced the scope of the allegations against Ms. Springsteen-Abbott.  The sole remaining charge was that Ms. Springsteen-Abbott had approved the misallocation of some expenses to certain Funds.  Management believes that the expenses at issue include amounts that were proper and that were properly allocated to Funds, and also identified a smaller number of expenses that had been allocated in error, but were adjusted and repaid to the affected Funds when they were identified in 2012.  During the period in question, Commonwealth Capital Corp. (“CCC”) and Ms. Springsteen-Abbott provided important financial support to the Funds, voluntarily absorbed expenses and voluntarily waived fees in amounts aggregating in excess of any questioned allocations.  A Hearing Panel ruled on March 30, 2015, that Ms. Springsteen-Abbott should be barred from the securities industry because the Panel concluded that she allegedly misallocated approximately $208,000 of expenses involving certain Funds over the course of three years.  As such, management had already reallocated back approximately $151,225 of the $208,000 (in allegedly misallocated expenses) to the affected funds, which was fully documented, as good faith payments for the benefit of those Income Funds.

The decision of the Hearing Panel was stayed when it was appealed to FINRA's National Adjudicatory Council (the “NAC”) pursuant to FINRA Rule 9311.  The NAC issued a decision that upheld the lower panel’s ruling and the bar took effect on August 23, 2016.  Ms. Springsteen-Abbott appealed the NAC’s decision to the U.S. Securities and Exchange Commission (the “SEC”).  On March 31, 2017, the SEC criticized that decision as so flawed that the SEC could not even review it, and remanded the matter back to FINRA for further consideration consistent with the SEC’s remand, but did not suggest any view as to a particular outcome.

On July 21, 2017, FINRA reduced the list of 1,840 items totaling $208,000 to a remaining list of 87 items totaling $36,226 (which includes approximately $30,000 of continuing education expenses for personnel providing services to the Funds), and reduced the proposed fine from $100,000 to $50,000, but reaffirmed its position on the bar from the securities industry.  Respondents promptly appealed FINRA’s revised ruling to the SEC.  All the requested or allowed briefs have been filed with the SEC.  The SEC upheld FINRA’s order on February 7, 2020 to bar, but eliminated FINRA’s proposed fine.  Ms. Springsteen-Abbott has filed a Petition for Review in the United States Court of Appeals for the District of Columbia Circuit to review a final order entered against her by the U.S. Securities and Exchange Commission.  As the SEC eliminated FINRA’s fine completely, Management is even more confident that regardless of final resolution, it will not result in any material adverse financial impact to the Funds, although a final assurance cannot be provided until the legal matter is resolved.  That appeal is pending as of May 15, 2020.

9. Subsequent Events

COVID-19 Pandemic

In March 2020, the World Health Organization classified the novel coronavirus (“COVID-19”) outbreak as a pandemic, based on the rapid increase in exposure globally. The Fund’s operation is located in Florida, which has been restricted during April-May for gatherings of people due to the coronavirus outbreak. On May 4th, Governor DeSantis of Florida started his plan to begin opening certain retail stores and restaurants at limited capacity. At present, the Fund’s operations have not been adversely affected and continue to function effectively.

●
On May 11th, certain administrative employees will begin to return to the office on a full-time basis, based on a three-phase plan.

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On May 4th, the General Partner applied and received a grant for Paycheck Protection Program (“PPP”) based on the “Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferments of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modification to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.

●
The General Partner may be eligible for forgiveness of the PPP loan based on the sum of the costs incurred and payments made during the 8-week covered period (average number of full-time employees of the borrower per month between January 1, 2020 and February 29, 2020) on:

■
Payroll costs
■
Any interest payment on any covered mortgage obligation (not including any prepayment of or principal payment on a covered mortgage obligation),
■
Any payment on any covered rent obligation, and
■
Any covered utility payment

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The full principal amount of the loan and accrued interest may be forgiven, borrowers must follow the Small Business Association’s (“SBA’s”) strict guidelines on the use of the loan proceeds to obtain full loan forgiveness. Notably, a borrower must use the full loan amount within the 8-week period, with 75 percent of that amount going towards payroll costs. We continue to examine the impacts the CARES Act may have on our business through the General Partner and indirectly, the Funds.

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The Funds do not have any employees. The General Partner provides administrative services, such as sales and marketing, IT, legal and accounting that indirectly benefit the Fund, which pay for these services through an agreed upon partnership agreement. The PPP loan provides additional stimulus to the General Partner to maintain an on-going group of employees, without any furlough or layoffs during this COVID-19 pandemic crisis.

Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD LOOKING STATEMENTS

This section, as well as other portions of this document, includes certain forward-looking statements about our business and our prospects, tax treatment of certain transactions and accounting matters, sales of securities, expenses, cash flows, distributions, investments and operating and capital requirements. Such forward-looking statements include, but are not limited to: acquisition policies of our general partner; the nature of present and future leases; provisions for uncollectible accounts; the strength and sustainability of the U.S. economy; the continued difficulties in the credit markets and their impact on the economy in general; and the level of future cash flow, debt levels, revenues, operating expenses, amortization and depreciation expenses. You can identify those statements by the use of words such as “could,” “should,” “would,” “may,” “will,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and “contemplate,” as well as similar words and expressions.

Actual results may differ materially from those in any forward-looking statements because any such statements involve risks and uncertainties and are subject to change based upon various important factors, including, but not limited to, nationwide economic, financial, political and regulatory conditions; the health of debt and equity markets, including interest rates and credit quality; the level and nature of spending in the information, medical and telecommunications technologies markets; and the effect of competitive financing alternatives and lease pricing.

Readers are also directed to other risks and uncertainties discussed in other documents we file with the SEC, including, without limitation, those discussed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

INDUSTRY OVERVIEW

The Equipment Leasing and Finance Association’s (ELFA) Monthly Leasing and Finance Index (MLFI-25), which reports economic activity from 25 companies representing a cross section of the $900 billion equipment finance sector, showed their overall new business volume for March was $8.9 billion, up 9 % year-over-year from new business volume in March 2019. Volume was up 31 % month-to-month from $6.8 billion in February. Year-to-date, cumulative new business volume was up 17 % compared to 2019.

Receivables over 30 days were 2.60%, up from 2.00 % the previous month and up from 1.90 % the same period in 2019. Charge-offs were 0.55%, up from 0.51 % the previous month, and up from 0.37 % in the year-earlier period.

Credit approvals totaled 74.2%, down from 74.7 % in February. Total headcount for equipment finance companies was down 2.9 % year-over-year.

Separately, the Equipment Leasing & Finance Foundation’s Monthly Confidence Index (MCI-EFI) decreased from 46.0 in March to a historic low of 22.3 in April due to the impact of COVID-19.

ELFA President and CEO Ralph Petta said, “The increase in March new business volume data is misleading. It presents a ‘tale of two cities.’ During the first half of the month, economic activity and industry performance were strong, mirroring overall strength in the U.S. economy. However, during the second half of March, as the coronavirus pandemic’s impact—both from a health and economic standpoint—entered the country’s consciousness, all that changed. One need not look any further than the delinquency and charge-off data to understand the myriad challenges confronting U.S. businesses, both large and small, in the weeks and months ahead as this insidious disease grips the nation and our people. For now, acquiring and financing business equipment takes a back seat to critical efforts by families vitally concerned about their health and safety. Things we know: this crisis is temporary; the equipment leasing and finance industry’s resilience and resolve are enduring.”

Nancy Pistorio, CLFP, President, Madison Capital LLC, said, “March results for the equipment finance industry illustrate how robust activity was as we headed into the final month of the first quarter. However, due to coronavirus-induced containment measures, many businesses began to close in mid-March and, not unexpectedly, delinquency is beginning to rise. As evidenced by declining approvals, new business is and will continue to be negatively impacted. This will be an extremely challenging time for our industry. I believe independents in the small-ticket space will be hit particularly hard as their customers—small and medium-sized businesses—struggle to survive in the wake of widespread shutdowns. With a developing global economic recession, the Equipment Leasing & Finance Foundation currently projects an 8.6% to 13.5% contraction in equipment and software investment for this year. Government officials relaxing stay-at-home orders and allowing those at low risk to return to work under a responsible plan, sooner rather than later, will be essential in mitigating further economic decline.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that our critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. See Note 2 to our condensed financial statements included herein for a discussion related to recent accounting pronouncements.

EQUITY METHOD INVESTMENT

The Partnership accounts for its investment in COF2 under the equity method in accordance with Accounting Standards Codification (“ASC”) 323.  Under the equity method, the Partnership records its proportionate share of the Fund’s net income (loss).  Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of distributions and allocation formulas, if any, as described in such governing documents.

LEASE INCOME RECEIVABLE

Lease income receivable includes current lease income receivable net of allowances for uncollectible amounts, if any. The Partnership monitors lease income receivable to ensure timely and accurate payment by lessees. The Partnership’s Lease Relations department is responsible for monitoring lease income receivable and, as necessary, resolving outstanding invoices.

The Partnership reviews a customer’s credit history before extending credit. When the analysis indicates that the probability of full collection is unlikely, the Partnership may establish an allowance for uncollectible lease income receivable based upon the credit risk of specific customers, historical trends and other information. The Partnership writes off its lease income receivable when it determines that it is uncollectible and all economically sensible means of recovery have been exhausted.

REVENUE RECOGNITION

The Partnership is principally engaged in business of leasing equipment. Ancillary to the Partnership’s principal equipment leasing business, the Partnership also sells certain equipment and may offer certain services to support its customers.

The Partnership’s lease transactions are principally accounted for under Topic 842 on January 1, 2019. Prior to Topic 842, the Partnership accounted for these transactions under Topic 840, Leases (“Topic 840”). Lease revenue includes revenue generated from leasing equipment to customers, including re-rent revenue, and is recognized as either on a straight line basis or using the effective interest method over the length of the lease contract, if such lease is either an operating lease or finance lease, respectively.

The Partnership’s sale of equipment along with certain services provided to customers is recognized under ASC Topic 606, Revenue from Contracts with Customers, (“Topic 606”), which was adopted on January 1, 2018. Prior to adoption of Topic 606, the Partnership recognized these transactions under ASC Topic 605, Revenue Recognized, and (“Topic 605”). The Partnership recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration the Partnership expects to be entitled to in exchange for such products or services.

Through March 31, 2020 , the Partnership’s lease portfolio consisted of operating leases and finance leases. For operating leases, lease revenue is recognized on a straight-line basis in accordance with the terms of the lease agreement. Finance lease interest income is recorded over the term of the lease using the effective interest method.

Upon the end of the lease term, if the lessee has not met the return conditions as set out in the lease, the Partnership is entitled in certain cases to additional compensation from the lessee. The Partnership’s accounting policy for recording such payments is to treat them as revenue.

Gains or losses from sales of leased and off-lease equipment are recorded on a net basis in the Partnership’s Statement of Operations. Gains from the termination of leases are recognized when the lease is modified and terminated concurrently. Our leases do not contain any step-rent provisions or escalation clauses nor are lease revenues adjusted based on any index.

Partnership’s accounting policy for sales and property taxes collected from the lessees are recorded in the current period as gross revenues and expenses.

LONG-LIVED ASSETS

Depreciation on technology and inventory management equipment for financial statement purposes is based on the straight-line method estimated generally over useful lives of two to five years. Once an asset comes off lease or is released, the Partnership reassesses the useful life of an asset.

The Partnership evaluates its long-lived assets when events or circumstances indicate that the value of the asset may not be recoverable. The Partnership determines whether impairment exists by estimating the undiscounted cash flows to be generated by each asset. If the estimated undiscounted cash flows are less than the carrying value of the asset then impairment exists. The amount of the impairment is determined based on the difference between the carrying value and the fair value. Fair value is determined based on estimated discounted cash flows to be generated by the asset, third party appraisals or comparable sales of similar assets, as applicable, based on asset type.

Residual values are determined by management and are calculated using information from both internal and external sources, as well as other economic indicators.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

Our primary sources of cash for the three months ended March 31, 2020, were cash provided by net proceeds from the sale of equipment of approximately $139,000 and distributions from investment in COF2 of approximately $4,000. This compares to our primary sources of cash for the three months ended March 31, 2019 of cash provided by net proceeds from the sale of equipment of approximately $17,000 and distributions from investment in COF2 of approximately $8,000.

Our primary use of cash for the three months ended March 31, 2020 was limited partner redemptions of approximately $29,000. This compares to our primary use of cash for the three months ended March 31, 2019 of distributions to limited partners of approximately $154,000 and limited partner redemptions of approximately $7,000.

Cash used in operating activities for the three months ended March 31, 2020 was approximately $189,000, including a net income of approximately $15,000 and depreciation and amortization expenses of approximately $364,000. Other noncash activities included in the determination of net income include direct payments to banks by lessees of approximately $307,000. This compares to cash used in operating activities for the three months ended March 31, 2019 was approximately $302,000, including a net loss of approximately $197,000 and depreciation and amortization expenses of approximately $398,000. Other noncash activities included in the determination of net loss include direct payments to banks by lessees of approximately $355,000.

As we continue to increase the size of our equipment portfolio, operating expenses will increase, which reflects the administrative costs of servicing the portfolio, but because of our investment strategy of leasing equipment primarily through triple-net leases, we avoid operating expenses related to equipment maintenance or taxes.

CCC, on our behalf and on behalf of other affiliated partnerships, acquires equipment subject to associated debt obligations and lease revenue and allocates a participation in the cost, debt and lease revenue to the various partnerships based on certain risk factors.

Capital expenditures and distributions are expected to continue to increase overall during the remainder of 2020 as management focuses on additional equipment acquisitions and funding limited partner distributions.

We consider cash equivalents to be highly liquid investments with the original maturity dates of 90 days or less.

At March 31, 2020, cash and cash equivalents were held in one bank account maintained at one financial institution with an aggregate balance of approximately $471,000. Bank accounts are federally insured up to $250,000 by the FDIC. At March 31, 2020, the total cash bank balance was as follows:

At March 31, 2020	Balance
Total bank balance	$471,000
FDIC insured	(250,000)
Uninsured amount	$221,000

The Partnership believes it mitigates the risk of holding uninsured deposits by only depositing funds with major financial institutions. The Partnership has not experienced any losses in our accounts, and believes it is not exposed to any significant credit risk. The amount in its account will fluctuate throughout 2020 due to many factors, including the pace of cash receipts, equipment acquisitions and distributions to limited partners.

As of March 31, 2020, we had future minimum rentals on non-cancelable operating leases of approximately $886,000 for the balance of the year ending December 31, 2020 and approximately $301,000 thereafter.

As of March 31, 2020, we had future minimum rentals on non-cancelable finance leases of approximately $103,000 for the balance of the year ending December 31, 2020 and approximately $330,000 thereafter.

As of March 31, 2020, our non-recourse debt was approximately $1,028,000 with interest rates ranging from 4.37% through 6.00% and is payable through August 2021.

RESULTS OF OPERATIONS

Three months ended March 31, 2020 compared to three months ended March 31, 2019

Lease Revenue

Our lease revenue decreased to approximately $498,000 for the three months ended March 31, 2020, from approximately $523,000 for the three months ended March 31, 2019. The Partnership had 54 and 62 active operating leases that generated lease revenue for the three months ended March 31, 2020 and 2019, respectively. This decrease is primarily due to more lease agreements ending versus new lease agreements being acquired. Management expects to add new leases to our portfolio throughout the remainder of 2020, funded primarily through debt financing.

Sale of Equipment

On January 31, 2020 the Partnership entered into a Purchase and Sale Agreement, (the “Purchase Agreement”) with Cummins, Inc. (the “Buyer”) to sell to the Buyer approximately 1,475 items of equipment that the Buyer previously leased from the Company .   The General Partner allocated to the Partnership its share of approximately $227,000, for the sale price of primarily, Small IBM Servers and High Volume & Spec Printers and recorded a gain on sale of equipment of approximately $51,000.

The Partnership disposed of and sold other equipment to various customers during the 2020 quarter. For the three months ended March 31, 2020, the Partnership sold equipment to other customers besides Cummins with net book value of approximately $22,000 and net gain of approximately $7,000 (for total net book value of approximately $81,000 and total net gain of approximately $58,000, after adding for Cummins gain). For the three months ended March 31, 2019, the Partnership sold equipment with net book value of approximately $8,000 for a net gain of approximately $8,000.

Operating Expenses

Our operating expenses, excluding depreciation, primarily consist of accounting and legal fees, outside service fees and reimbursement of expenses to CCC for administration and operation of the Partnership. These expenses increased to approximately $236,000 for the three months ended March 31, 2020, from approximately $229,000 for the three months ended March 31, 2019. This increase is primarily due to an increase in accounting fees of approximately $16,000 and other expenses of approximately $1,000, off-set by a decrease in legal fees of approximately $10,000.

Equipment Management Fee

We pay an equipment management fee to our general partner for managing our equipment portfolio. The equipment management fee is approximately 5% of the gross lease revenue attributable to equipment that is subject to operating leases and 2% of the gross lease revenue attributable to equipment that is subject to finance leases. The total equipment management fee decreased to approximately $25,000 for the three months ended March 31, 2020 from approximately $26,000 for the three months ended March 31, 2019. This decrease is consistent with the decrease in lease revenue.

Depreciation and Amortization Expense

Depreciation and amortization expenses consist of depreciation on equipment and amortization of equipment acquisition fees. These expenses decreased to approximately $364,000 for the three months ended March 31, 2020, from approximately $398,000 for the three months ended March 31, 2019. This decrease was due to the higher frequency in the termination of leases and equipment being fully depreciated as compared to the acquisition of new leases for the three months ended March 31, 2020.

Net Income

For the three months ended March 31, 2020, we recognized revenue of approximately $577,000, expenses of approximately $680,000 and other gain of $118,000, resulting in net income of approximately $15,000. This net income is primarily attributable to the gain in investment from COF2 related to sale of equipment and changes in revenue and expenses as discussed above. For the three months ended March 31, 2019, we recognized revenue of approximately $531,000, expenses of approximately $688,000 and other loss of $40,000, resulting in net loss of approximately $197,000.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

N/A

Item 4. Controls and Procedures

Our management, under the supervision and with the participation of the General Partner’s Chief Executive Officer and Principal Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures related to our reporting and disclosure obligations as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on such evaluation, the General Partner’s Chief Executive Officer and Principal Financial Officer have concluded that, as of March 31, 2020, our disclosure controls and procedures are effective in ensuring that information relating to us which is required to be disclosed in our periodic reports filed or submitted under the Securities Exchange Act of 1934 is (a) recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and (b) accumulated and communicated to management, including the General Partner’s Chief Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. There were no changes in the Partnership’s internal control over financial reporting during the first quarter of 2020 that have materially affected or are reasonably likely to materially affect its internal control over financial reporting.

Part II: OTHER INFORMATION

Item 1. Commitments and Contingencies
N/A

Item 2. Legal Proceedings

Medshare

In January 2015, CCC, on behalf of the Funds, entered into a Purchase Agreement (“Purchase Agreement”) for the sale of the equipment to Medshare Technologies (“Medshare”) for approximately $3,400,000.  The Partnership’s share of the sale proceeds was approximately $1,033,000.  As of May 15, 2020, the Partnership had received approximately $728,000 of the approximate $1,033,000 sale proceeds and has recorded a reserve of $246,000 against the outstanding receivables.  On April 3, 2015 Medshare was obligated to make payment in full and failed to do so.  As a result, Medshare defaulted on its purchase agreement with CCC and was issued a demand letter for full payment of the equipment.  On June 25, 2015, Medshare filed a lawsuit in Texas state court for breach of contract (“State Suit”).  On June 26, 2015, Commonwealth filed a lawsuit in the Northern District of Texas against Medshare seeking payment in full and/or return of the Equipment and damages.

In July 2016, CCC, on behalf of the Funds, entered into a $1,400,000 binding Settlement Agreement (“Settlement Agreement”) with Medshare and its principal owner, Chris Cleary (collectively referred to as “Defendants”), who are held jointly and severally liable for the entire settlement.  On August 2, 2016, the Defendants made payment to CCC of an initial $200,000 to be followed by 24 structured monthly payments of approximately $50,000 per month to begin no later than September 15, 2016.  The Partnership’s share of the Settlement Agreement is approximately $453,000 and is to be applied against the net Medshare receivable of approximately $350,000 as of the settlement date. The remaining $103,000 will be applied against the $246,000 reserve and recorded as a bad debt recovery.  As of May 15, 2020, the Partnership received approximately $182,000 of the approximate $453,000 settlement agreement which was applied against the net Medshare receivable of approximately $350,000 as of the settlement date.  As Defendant defaulted on settlement agreement, CCC sought and obtained consent judgment from U.S. District Court for Northern District of Texas, Dallas Division on July 27, 2017 in the amount of $1.5 million, less $450,000 previously paid plus $6,757 in attorney fees, both the Defendant and Cleary being jointly and severally liable for the judgment amount.  The court also vacated the September 21, 2016 settlement dismissal.

On July 27, 2017 Defendant filed Chapter 11 in Northern District of Texas Dallas Division.  On July 26, 2017 Legacy Texas Bank, a secured creditor of the Defendant filed for a TRO in the U.S. District Court of the Northern District of Texas, Dallas Division.  Included with the TRO filing was a request for appointment of trustee for operation of Defendant, which was granted and the case converted to Chapter 7. On December 18, 2018 the Bankruptcy Court entered final order and issued its last payment to CCC in March 2019 of approximately $43,000, of which the Partnership’s share was approximately $14,000.  The Medshare Bankruptcy matter is now closed. Although the trustee’s final distribution to Commonwealth did not fully satisfy the judgment, recovery may still be pursued directly against Cleary. As such, management believes that the foregoing will not result in any adverse financial impact on the Funds, but no assurance can be provided until the proceedings are resolved.

FINRA

On May 3, 2013, the FINRA Department of Enforcement filed a complaint naming Commonwealth Capital Securities Corp. (“CCSC”) and the owner of the firm, Kimberly Springsteen-Abbott, as respondents; however on October 22, 2013, FINRA filed an amended complaint that dropped the allegations against CCSC and reduced the scope of the allegations against Ms. Springsteen-Abbott.  The sole remaining charge was that Ms. Springsteen-Abbott had approved the misallocation of some expenses to certain Funds.  Management believes that the expenses at issue include amounts that were proper and that were properly allocated to Funds, and also identified a smaller number of expenses that had been allocated in error, but were adjusted and repaid to the affected Funds when they were identified in 2012.  During the period in question, Commonwealth Capital Corp. (“CCC”) and Ms. Springsteen-Abbott provided important financial support to the Funds, voluntarily absorbed expenses and voluntarily waived fees in amounts aggregating in excess of any questioned allocations.  A Hearing Panel ruled on March 30, 2015, that Ms. Springsteen-Abbott should be barred from the securities industry because the Panel concluded that she allegedly misallocated approximately $208,000 of expenses involving certain Funds over the course of three years. As such, management had already reallocated back approximately $151,225 of the $208,000 (in allegedly misallocated expenses) to the affected funds, which was fully documented, as good faith payments for the benefit of those Income Funds.

The decision of the Hearing Panel was stayed when it was appealed to FINRA's National Adjudicatory Council (the “NAC”) pursuant to FINRA Rule 9311.  The NAC issued a decision that upheld the lower panel’s ruling and the bar took effect on August 23, 2016.  Ms. Springsteen-Abbott appealed the NAC’s decision to the U.S. Securities and Exchange Commission (the “SEC”).  On March 31, 2017, the SEC criticized that decision as so flawed that the SEC could not even review it, and remanded the matter back to FINRA for further consideration consistent with the SEC’s remand, but did not suggest any view as to a particular outcome.

On July 21, 2017, FINRA reduced the list of 1,840 items totaling $208,000 to a remaining list of 87 items totaling $36,226 (which includes approximately $30,000 of continuing education expenses for personnel providing services to the Funds), and reduced the proposed fine from $100,000 to $50,000, but reaffirmed its position on the bar from the securities industry.  Respondents promptly appealed FINRA’s revised ruling to the SEC.  All the requested or allowed briefs have been filed with the SEC.  The SEC upheld FINRA’s order on February 7, 2020 to bar, but eliminated FINRA’s proposed fine.  Ms. Springsteen-Abbott has filed a Petition for Review in the United States Court of Appeals for the District of Columbia Circuit to review a final order entered against her by the U.S. Securities and Exchange Commission.  As the SEC eliminated FINRA’s fine completely, Management is even more confident that regardless of final resolution, it will not result in any material adverse financial impact to the Funds, although a final assurance cannot be provided until the legal matter is resolved.  That appeal is pending as of May 15, 2020.

Item 2A. Risk Factors

COVID-19 Pandemic

In March 2020, the World Health Organization classified the novel coronavirus (“COVID-19”) outbreak as a pandemic, based on the rapid increase in exposure globally. The Fund’s operation is located in Florida, which has been restricted during April-May for gatherings of people due to the coronavirus outbreak. On May 4th, Governor DeSantis of Florida started his plan to begin opening certain retail stores and restaurants at limited capacity. At present, the Fund’s operations have not been adversely affected and continue to function effectively.

●
On May 11th, certain administrative employees will begin to return to the office on a full-time basis, based on a three-phase plan.

●
On May 4th, the General Partner applied and received a grant for Paycheck Protection Program (“PPP”) based on the “Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferments of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modification to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.

●
The General Partner may be eligible for forgiveness of the PPP loan based on the sum of the costs incurred and payments made during the 8-week covered period (average number of full-time employees of the borrower per month between January 1, 2020 and February 29, 2020) on:

■
Payroll costs
■
Any interest payment on any covered mortgage obligation (not including any prepayment of or principal payment on a covered mortgage obligation),
■
Any payment on any covered rent obligation, and
■
Any covered utility payment

●
The full principal amount of the loan and accrued interest may be forgiven, borrowers must follow the Small Business Association’s (“SBA’s”) strict guidelines on the use of the loan proceeds to obtain full loan forgiveness. Notably, a borrower must use the full loan amount within the 8-week period, with 75 percent of that amount going towards payroll costs. We continue to examine the impacts the CARES Act may have on our business through the General Partner and indirectly, the Funds.

●
The Funds do not have any employees. The General Partner provides administrative services, such as sales and marketing, IT, legal and accounting that indirectly benefit the Fund, which pay for these services through an agreed upon partnership agreement. The PPP loan provides additional stimulus to the General Partner to maintain an on-going group of employees, without any furlough or layoffs during this COVID-19 pandemic crisis.

Item 3. Unregistered Sales of Equity Securities and Use of Proceeds
N/A

Item 4. Defaults Upon Senior Securities
N/A

Item 5. Mine Safety Disclosures
N/A

Item 6. Other Information
NONE

Item 7. Exhibits

31.1 RULE 15d-14(a) CERTIFICATION OF CHIEF EXECUTIVE OFFICER
31.2 RULE 15d-14(a) CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
32.1 SECTION 1350 CERTIFICATION OF CHIEF EXECUTIVE OFFICER
32.2 SECTION 1350 CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMONWEALTH INCOME & GROWTH FUND VII, LP
BY: COMMONWEALTH INCOME & GROWTH FUND, INC., General Partner

May 15, 2020	By: /s/ Kimberly A. Springsteen-Abbott
Date	Kimberly A. Springsteen-Abbott
Chief Executive Officer And Principal Financial Officer Commonwealth Income & Growth Fund, Inc.

May 15, 2020 Date	By: /s/ Karl A. Hazen Karl A. Hazen SEC Reporting Officer